Exhibit 10.61

AMENDMENT NO. 1

TO THE

QUAKER CHEMICAL CORPORATION

2006 LONG-TERM PERFORMANCE INCENTIVE PLAN

(As Amended and Restated effective November 8, 2006)

WHEREAS, Quaker Chemical Corporation (the “Company”) maintains the Quaker Chemical Corporation 2006 Long-Term Performance Incentive Plan as amended and restated effective November 8, 2006 (the “Plan”);

WHEREAS, under Section 2.6 of the Plan, the Board of Directors is authorized to amend the Plan, including an amendment that may adversely affect participants if the Compensation/Management Development Committee (the “Committee”) determines that the amendment is necessary or appropriate to avoid the additional tax under Section 409A(a)(1)(B) of the Internal Revenue Code; and

WHEREAS, the Committee recommends that the Board of Directors adopt this Amendment No. 1 to reflect final regulations under Section 409A of the Internal Revenue Code;

NOW THEREFORE, the Plan is hereby amended effective January 1, 2008 as follows:

1.	Section 2.1(y) is amended to read as follows:

(y) “Short-Term Deferral Date” means (i) with respect to a Performance Stock Unit or Performance Incentive Unit, a date within the 2 1/2 month period immediately following the last day of the Performance Period for which such Award was made; provided that such period (measured from the last day of the period) shall be less than 2 1/2 months to the extent necessary to cause such period to be within one calendar year, and (ii) with respect to a Restricted Stock Unit that is not a Performance Stock Unit, a date within the 2 1/2 month period immediately following the last day of the calendar year in which the Unit is no longer subject to a substantial risk of forfeiture. A Participant shall have no right to interest as a result of payment on a date after the first day of such period. Notwithstanding the foregoing, for purposes of determining the date payment “would otherwise be made” with respect to a Performance Incentive Unit under Sections 8.3 and 9.4, the date payment is actually made to similarly situated Participants with respect to the Performance Period shall be determinative, and not the Short-Term Deferral Date.

2.	Article 11 is amended by adding a new Section 11.4 to the end thereof to read as follows:

11.4 Code Section 409A. Notwithstanding any provision of this Plan to the contrary, if a Participant is a specified employee (as defined in Treas. Reg. §1.409A-1(i)), any payment or benefit under this Plan that constitutes deferred compensation subject to Code Section 409A and for which the payment event is separation from service (as defined in Treas. Reg. §1.409A-1(h)) shall not be made or provided to the Participant before the date that is six months after the date of the Participant’s separation from service. Any payment or benefit that is delayed pursuant to this Section 11.4 shall be made or provided on the first business day of the seventh month following the month in which the Participant’s separation from service occurs. With respect to any cash payment delayed pursuant to this Section 11.4, the delayed payment shall include interest, at the Wall Street Journal Prime Rate published in the Wall Street Journal on the date of the Participant’s separation from service (or the previous business day if such date is not a business day), for the period from the date the payment would have been made but for this Section 11.4 through the date payment is made. The provisions of this Section 11.4 shall apply only to the extent required to avoid a Participant’s incurrence of any additional tax or interest under Code Section 409A. To the extent any payment or benefit under the Plan constitutes deferred compensation subject to Code Section 409A, this Plan is intended to comply with Code Section 409A and shall be administered, interpreted and construed in accordance therewith to avoid the imposition of additional tax under Code Section 409A.

IN WITNESS WHEREOF, Quaker Chemical Corporation has caused these presents to be duly executed on this 19th day of November, 2008.

QUAKER CHEMICAL CORPORATION

Attest:	/s/ Irene M. Kisleiko	By:	/s/ D. Jeffry Benoliel
		Name:	D. Jeffry Benoliel
		Title:	VP-Global Strategy, General Counsel
& Corporate Secretary